EXHIBIT 10.1

TOLLING AND FORBEARANCE AGREEMENT

This Tolling and Forbearance Agreement (the "Agreement"), made as of this 13th day of August, 2012 (the "Effective Date"), is between the Pension Benefit Guaranty Corporation ("PBGC") and AMREP Corporation (the "Employer").

Recitals

The PBGC is a wholly owned United States Government corporation and an agency of the United States that administers the pension plan insurance program established under Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), 29 U.S.C. §§ 1301-1461 (2006 & Supp. IV 2010).

The Employer is an Oklahoma corporation and the sponsor of the Retirement Plan For Employees of AMREP Corporation (the "Plan").

The Plan is a defined benefit pension plan within the meaning of 29 U.S.C. § 1002(35), and the Plan is covered by the plan termination insurance program established under 29 U.S.C. § 1321(a).

Section 4062(e) of ERISA, 29 U.S.C. § 1362(e), provides that if an employer ceases operations at a facility and as a result more than 20% of a plan's participants are separated from employment, then the provisions of 29 U.S.C. §§1363, 1364, 1365 shall apply.

The Employer admits that (a) on April 21, 2010 (the "First Event Date"), it ceased operations, within the meaning of 29 U.S.C. § 1362(e), at its facility located in Louisville, Colorado and, as a result of such cessation, more than 20% of the Plan's participants were separated from employment (the "First Cessation of Operations"); (b) on January 31, 2011 (the "Second Event Date"), it ceased operations, within the meaning of 29 U.S.C. § 1362(e), at its facility located in Mount Morris, Illinois and, as a result of such cessation, more than 20% of the Plan's participants were separated from employment (the "Second Cessation of Operations", and collectively with the First Cessation of Operations, the "Cessations of Operations"); and (c) it is liable to PBGC under 29 U.S.C. §§1362(e), 1363 on account of the Cessations of Operations in the cumulative amount of $11,688,437 (the "Liability").

The Employer asserts that it does not have sufficient funds to pay the full amount of the Liability at this time.

The parties have therefore concluded that it would be mutually beneficial for PBGC to forbear from immediately seeking to enforce the provisions of 29 U.S.C. §§ 1362(e), 1363 with respect to the Cessations of Operations, and for the parties to agree to toll the running of the 5-year period provided in 29 U.S.C. § 1363(c)(2), (c)(3), on the terms and conditions agreed to below.

Accordingly, in consideration of PBGC's forbearance, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The preamble and recitals set forth above constitute an integral part of this Agreement and are incorporated by this reference with the same force and effect as if set forth herein as agreements of the parties.

2. In addition to making all minimum funding contributions to the Plan required under 26 U.S.C. §§ 412 and 430 (including 26 U.S.C. § 430(j)(3)) for each plan year for which any Additional Contribution (as defined below) is made (all such minimum funding contributions, collectively, the "Required Contributions"), the Employer (a) shall make a cash contribution to the Plan in the amount of $3 million (the "Mandatory Additional Contribution") within ten days after the Effective Date, and (b) may, at its sole discretion at any time, make one or more further cash contributions to the Plan ("Optional Additional Contributions", and collectively with the Mandatory Additional Contribution, the "Additional Contributions").

3. The Employer shall not at any time elect under 26 U.S.C. § 430(f)(6)(B) to create or increase the Plan's prefunding balance (as defined in 26 U.S.C. § 430(f)(6)) (the "Prefunding Balance") by using (a) all or any portion of any Additional Contributions, or (b) all or any portion of any excess described in 26 U.S.C. § 430(f)(6)(B) that is directly or indirectly attributable to any Additional Contributions. The Employer's obligation not to make such an election with respect to any Additional Contributions is continuing and will survive termination of this Agreement. The Employer agrees that in the event that it makes an election prohibited under this Section 3, it will be liable to PBGC in the amount so elected, such liability will be immediately due and payable upon such election without notice or demand, and any sums collected on account of any such liability shall be deposited by PBGC in the trust of the Plan. Any such liability will be in addition to all other obligations of the Employer under this Agreement.

4. If the Plan is merged into or consolidated with another plan, or another plan is merged into or consolidated with the Plan, this Agreement will apply to the plan that results from such a merger or consolidation and to each plan in a series of such mergers or consolidations (each, a "Merged Plan") until this Agreement terminates.

5. In the event of any spinoff or transfer of assets or liabilities of the Plan or Merged Plan to another plan, this Agreement will continue to apply to the Plan or Merged Plan and will also apply to any plan to which the assets or liabilities of the Plan or such Merged Plan are so transferred until this Agreement terminates. As soon as practicable before such spinoff or transfer, the Employer shall agree to any modifications to this Agreement that PBGC reasonably requests to ensure the continued fair and reasonable application of this Agreement.

6. The Employer's obligations under this Agreement will not be affected by any change in the Plan's contributing sponsor or membership of the contributing sponsor's controlled group, as those terms are defined in Title IV of ERISA, and as soon as practicable before any change in the Plan's contributing sponsor, the Employer shall agree to any modifications to this Agreement that PBGC reasonably requests to ensure the continued fair and reasonable application of this Agreement. Nothing in this Agreement will affect PBGC's ability to exercise any right, seek any remedy, or enforce any provision under Title IV of ERISA or other applicable law in connection with any contemplated or consummated transaction associated with any change in the Plan's contributing sponsor or membership of the contributing sponsor's controlled group.

7. Unless the Employer materially breaches this Agreement, PBGC shall forbear from taking any action against the Employer to enforce 29 U.S.C. §§ 1362(e), 1363 on account of the Cessations of Operations until 12 months after the Effective Date (the "Forbearance Period").

8. With respect to each Cessation of Operations, the running of the termination period provided in 29 U.S.C. § 1363(c)(2), (c)(3) is tolled for the duration of the Forbearance Period. The Employer shall not assert or rely on the termination period provided in 29 U.S.C. § 1363(c)(2), (c)(3), as a defense against PBGC's enforcement of 29 U.S.C. §§ 1362(e), 1363 against it with respect to any Cessation of Operations so long as such enforcement occurs on or before the last day of such termination period, as tolled by this Agreement (the period of such tolling, the "Tolled Period").

9. Each Additional Contribution made by the Employer will have the effect of reducing dollar for dollar the Liability then outstanding, and will first be applied towards the Liability on account of the First Cessation of Operations. During the Forbearance Period, the Employer may engage in negotiations with PBGC to resolve the remaining Liability owed.

10. During the Forbearance Period, in addition to any other requirements for the provision of notices and information under this Agreement, ERISA, the regulations under ERISA, or other federal law, the Employer shall provide PBGC with all of the following:

(a)
(1) A written statement and documentary evidence of the amount and date of each Additional Contribution made to the Plan, within ten business days after each such contribution; (2) written notice of any failure to timely make the Mandatory Additional Contribution or any Required Contribution, within ten calendar days after the date such missed contribution became due and payable; and (3) a copy of any election made under 26 U.S.C. § 430(f)(3) in lieu of any Required Contribution, within ten business days after such election.

(b)	Written notice of the Employer's default on any loan covenants within five days of such default.

(c)
Copies of all Internal Revenue Service ("IRS") Forms 5310-A within ten business days after the date filed with the IRS for all plan mergers or consolidations, spinoffs, or transfers of plan assets or liabilities to another plan that involve the Plan and for which the filing of a Form 5310-A is required. In the event that any such required Form 5310-A will not be timely filed with the IRS, the Employer shall notify PBGC at least 30 days before any such plan merger or consolidation, spinoff, or transfer.

11. If by the expiration of the Forbearance Period, the Liability has neither been (a) paid in full by Additional Contributions, nor (b) adequately secured by collateral acceptable to PBGC, then (x) the Employer shall, within ten business days after such expiration (the "Tenth Business Day"), either (1) provide a letter of credit from a bank acceptable to PBGC for 110% of the Liability then outstanding or unsecured, to be renewed yearly for five years from the expiration of the Forbearance Period or until payment in full of the Liability, if earlier; or (2) establish a cash escrow with an independent escrow agent acceptable to PBGC for 100% of the Liability then outstanding or unsecured, to be held for five years from the expiration of the Forbearance Period or until payment in full of the Liability, if earlier, or (y) the Employer shall pay the remaining Liability to the Plan on a quarterly basis in equal installments over a period of no more than five years from the expiration of the Forbearance Period, with such payments to be secured on or before the Tenth Business Day with collateral acceptable to PBGC, to be made in addition to the Required Contributions, and may not be the subject of any election under 26 U.S.C. § 430(f)(6)(B). In the case of either (x) or (y), the Tolled Period is extended by the period beginning on the date of expiration of the Forbearance Period and ending on the earlier of the date on which the Employer has paid the remaining Liability to the Plan and the fifth anniversary of the expiration of the Forbearance Period. Notwithstanding the foregoing, the letter of credit referred to in clause (x)(1) above, and the cash escrow referred to in clause (x)(2) above, may be reduced proportionately to reflect reductions in the amount of the Liability outstanding from time to time to the extent of any cash contributions to the Plan made after the expiration of the Forbearance Period in excess of minimum funding requirements under 26 U.S.C. §§ 412 and 430 (including 26 U.S.C. § 430(j)(3)) for which no election under 26 U.S.C. § 430(f)(6)(B) has been made.

12. All notices and other communications required or permitted under this Agreement to any party must be in writing and must be personally delivered or sent by facsimile or pre-paid recognized overnight delivery service with confirmed receipt, and will be deemed to be given for purposes of this Agreement on the date the writing is received by the intended recipient. Unless otherwise specified in a notice sent or delivered by PBGC or Employer in accordance with the foregoing provisions, all such notices and other communications must be addressed to the parties as indicated below:

To the Employer:                                              Mr. Peter M. Pizza
Chief Financial Officer
AMREP Corporation
300 Alexander Park, Suite 204Princeton, NJ 08540
Telephone: (609) 716-8210Facsimile: (609) 716-8255

To PBGC:                                                        Director
Corporate Finance and Restructuring Department
                                                                    Pension Benefit Guaranty Corporation
1200 K Street, N.W.
Washington, D.C. 20005-4026
Telephone: (202) 326-4070
Facsimile: (202) 842-2643

13. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. Nor shall any rule of construction that favors a non-draftsman be applied.

14. This Agreement contains the complete and exclusive statement of the agreement and understanding by and among the parties and supersedes all prior agreements, understandings, commitments, representations, communications, and proposals, oral or written, between the parties relating to the subject matter hereof.

15. This Agreement may not be amended, modified, or supplemented except by an instrument in writing executed by all parties hereto.

16. This Agreement shall terminate at such time as the Liability has been paid in full.

17. In this Agreement, unless specifically otherwise provided or the context otherwise requires, the singular includes the plural and the plural the singular; the word "or" shall be deemed to include "and/or", the words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; and references to sections or subsections are to those of this Agreement. Headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. A reference to any statute will be deemed also to refer to all rules and regulations promulgated under the statute, unless the context requires otherwise.

            18. Each undersigned representative of a party represents and warrants that he or she is fully authorized to enter into this Agreement on such party's behalf and to legally bind such party to all of its terms and conditions.

            19. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or emailed PDF file (to ineedleman@amrepcorp.com for the Employer; to Hansen.Courtney@pbgc.gov for PBGC) will be equally as effective as delivery of an original executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement below.

PENSION BENEFIT GUARANTY CORPORATION

By:    /s/ Jennifer Messina

Name:  Jennifer Messina

Title:  Acting Director – Corp. Finance & Restructuring Group

AMREP Corporation

By:      /s/ Irving Needleman

Name:  Irving Needleman

Title:  Vice President and General Counsel